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                                                            EXHIBIT 12



FRANKLIN FINANCE CORPORATION
COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                               For period from
                                               December 22,1997
                                             (Inception) through
                                              December 31, 1997
                                             -------------------
Net income                                           102,547
Fixed charges:
   Advisory fees                                           0
Total fixed charges                                        0
Income before fixed charges                          102,547
Fixed charges, as above                                    0
Preferred stock dividend requirements                 49,340
Fixed charges including preferred
   stock dividends                                    49,340
Ratio of income to fixed charges and
   preferred stock dividend requirements                2.08















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